Exhibit 4.15

AMENDED AND RESTATED COMPLETION GUARANTY

This Amended and Restated Completion Guaranty (“Completion Guaranty”) is made as of December 17, 2004 by Station Casinos, Inc., a Nevada corporation (“Station”), GCR Gaming, LLC, a Nevada limited liability company (“GCR Gaming”), and GV Ranch Station, Inc., a Nevada corporation (“GV Ranch Station”), jointly and severally in favor of Bank of America, N.A., as Administrative Agent (“Administrative Agent”) for the benefit of the Lenders under the Second Amended and Restated Loan Agreement described below.  Station, GCR Gaming and GV Ranch Station are each referred to herein as a “Completion Guarantor” and collectively, as “Completion Guarantors”.  Capitalized terms used but not defined herein shall have the meanings defined for those terms in the Loan Agreement described below.

RECITALS

A.            Completion Guarantors previously executed a Completion Guaranty dated December 22, 2003 in favor of Administrative Agent (the “Existing Completion Guaranty”)

B.            Green Valley Ranch Gaming, LLC, a Nevada limited liability company (“Borrower”) entered into a Second Amended and Restated Loan Agreement (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) of even date herewith among Borrower, the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), and Administrative Agent, wherein the Lenders have agreed to extend certain credit facilities to Borrower.

C.            This Completion Guaranty amends and restates the Existing Completion Guaranty in its entirety.

AGREEMENT

NOW, THEREFORE, in order to induce the Lenders to extend credit facilities to Borrower under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Completion Guarantors hereby jointly and severally agree as follows:

1.             Completion Guaranty and Agreement.

Completion Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantee that the Completion Guarantors shall complete or cause to be completed in accordance with Section 4.2 the construction of the Phase II Project in material conformity with the Construction Plans (in each case as the same exist as of the Closing Date and with such changes thereto as are permitted by the Loan Agreement), free and clear of material defects and Liens or claims for Liens for material supplied or labor or services performed in connection therewith, except for Permitted Encumbrances and Permitted Rights of Others and Liens permitted under Section 6.8 of the Loan Agreement (i.e., the Phase II Project is “Physically Complete”) and the opening of the Phase II Project for business to accommodate patrons and hotel guests (i.e., the Phase II Project is “Legally Open”), in each case in accordance with the  Construction Budget and the Construction Timetable (as in effect on the date hereof and with such changes thereto as are permitted pursuant to the terms of the Loan Agreement).

Without limitation on the foregoing:

(a)           if as of any date the total cost of construction, design, and development of the Phase II Project (and of all other costs contemplated by the Construction Budget) theretofore expended exceeds $125,000,000 (the “Budgeted Cost”), Completion Guarantors shall each make (or cause to be made), within five Business Days following demand by the Administrative Agent, Cash Equity Contributions (as defined below) to Borrower in an aggregate amount which is equal to the greater of (i) the Estimated Completion Amount, or (ii) unless the Phase II Project is then Physically Complete, the amount of such excess.  As used herein, the “Estimated Completion Amount” is the amount (as determined by the Administrative Agent in its sole discretion after consultation with CSG) equal to the sum of (y) the amount by which the actual completion cost (or theretofore expended amounts) for each line item in the Construction Budget has been exceeded (net of any savings on any completed line items), plus, without duplication, (z) to the extent that Loans are not then available under the Loan Agreement, the remaining unexpended amount of the Construction Budget; and

(b)           the Completion Guarantors agree that to the extent that the Borrower lacks sufficient cash resources to pay the same when due, they shall immediately pay in cash all costs of construction, design, and development of the Phase II Project which are in excess of the Budgeted Cost.

                As used herein, “Cash Equity Contributions” means contributions made by one or both of the Members to the equity capital of Borrower that (a) are made in the form of Cash or Cash Equivalents, (b) do not bear any specified or determinable dividend rate (other than dividends payable in kind) and (c) are not redeemable prior to the date that is one year after the Term Maturity Date.

2.             Payment Provisions in the Event of Bankruptcy.

In the event, prior to the Completion Guaranty Termination Date, that Borrower becomes insolvent or subject to an Insolvency Proceeding as defined below, notwithstanding Section 1, Completion Guarantors jointly and severally guarantee and agree that:

(a)           To the extent that the Estimated Completion Amount exceeds the Budgeted Cost, the Completion Guarantors shall upon demand by the Administrative Agent make or cause to be made Cash payments in the amount of such excess into an interest-bearing deposit account established by the Administrative Agent in its own name at Bank of America (the “Deposit Account”) in which the Administrative Agent is hereby granted a security interest for the benefit of the Lenders.  The Deposit Account is intended to be a “deposit account” for the purposes of Nevada Revised Statutes (“NRS”) 40.430.4(g).  Such funds in the Deposit Account shall only be available for, and used to complete, construction of the Phase II Project.

(b)           If the Completion Date does not occur on or before March 31, 2005, Completion Guarantors shall immediately make or cause to be made a Cash payment into the Deposit Account in the amount required under Section 1.  Such funds shall be held in the Deposit Account as additional collateral for the Obligations under the Loan Agreement; provided that, if requested by Borrower, such funds shall be applied, with the approval of the Requisite Lenders (which shall not be unreasonably withheld) to payment of such other obligations of Borrower incurred in the ordinary course for the acquisition of goods or services which have enhanced or maintained the value of the Collateral covered by the Collateral Documents.

(c)           The Cash payments into the Deposit Account and the funds therein shall be free and clear of any third party claims thereto, including any claims by Borrower as a third party beneficiary under this Completion Guaranty.  The  Completion Guarantors and the Administrative Agent on behalf of the Lenders specifically agree that Borrower is not an intended third party beneficiary to this Completion Guaranty and that Borrower has no rights under this Completion Guaranty.

(d)           If, notwithstanding Section 2(a) or 2(b) above, Borrower asserts in an Insolvency Proceeding that it holds the right under this Completion Guaranty to have Cash Equity Contributions made to it directly or that funds in the Deposit Account deposited pursuant to Section 2(a) shall or may be used for any purposes other than completion of the Phase II Project or that funds in the Deposit Account deposited pursuant to Section 2(b) are not collateral solely for the Obligations under the Loan Agreement, then Completion Guarantors shall contest such assertion in such Insolvency Proceeding to the best of their respective ability.

(e)           The term “Insolvency Proceeding” means any case or proceeding, voluntary or involuntary, under the Bankruptcy Code, any Debtor Relief Law or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency reorganization or relief of debtors.

3.             Performance of Completion Guaranty.  In fulfilling the obligations hereunder, Completion Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantee, promise and agree in accordance with Section 4.2 to cause Borrower to perform and comply with all provisions and conditions of the Loan Agreement relating to (a) the construction of the Phase II Project and the Phase II Project becoming Legally Open within the time and in the manner set forth in Construction Plans and the Construction Timetable, (b) the payment of all costs and expenses thereof, (c) the payment, satisfaction or discharge of all Liens (other than Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.8 of the Loan Agreement) that are or may be imposed upon or asserted against Borrower, the Phase II Project or the Phase II Project Property in connection with the construction of the Phase II Project, and (d) the defense and indemnification of the Administrative Agent and the Lenders against all such Liens (other then Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.8 of the Loan Agreement), whether arising from the furnishing of labor, materials, supplies or equipment, from taxes, assessments, fees or other charges, from injuries or damage to Persons or property, or otherwise in connection with the construction of the Phase II Project.  Without limiting the generality of the foregoing, Completion Guarantors jointly and severally agree (w) to cause any and all costs of constructing and completing the Phase II Project and causing the Phase II Project to become Legally Open, including, without limitation, the costs of all labor, materials, supplies and equipment related thereto, to be paid and satisfied as the same shall become due, subject to Completion Guarantors’ right to remove any Liens arising therefrom by securing bond(s) therefor, (x) to cause the net amount of cost overruns to be directly or indirectly funded, paid and satisfied from Completion Guarantors’ own resources, (y) directly or indirectly to cause the completion of the Phase II Project in a timely, good, workmanlike and Lien-free manner (except for Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.8 of the Loan Agreement), in accordance in all material respects with the terms of the Construction Plans, the Construction Budget and the Construction Timetable and (z) to cause all pre-operating and carrying costs of the Phase II Project, including, without limitation the payment of taxes, assessments, utilities, insurance and maintenance expenses, to be funded, paid and satisfied as the same shall become due throughout the term of this Completion Guaranty.

4.             Procedures for Completion.

4.1           In the event that Borrower fails to perform all of its Obligations under the Loan Agreement relating to construction of the Phase II Project and causing the Phase II Project to be Legally Open, then in any such event or at any time thereafter, the Administrative Agent may give written notice to Completion Guarantors of the occurrence of such event.

4.2           Within ten days after the date on which the Administrative Agent gives any such notice to Completion Guarantor, if and to the extent that Borrower continues to fail to perform its Obligations under the Loan Agreement relating to the construction of the Phase II Project (the “Construction Obligations”) or causing the Phase II Project to be Legally Open, Completion Guarantors shall:

(a)           commence to complete the construction of the Phase II Project and do all things reasonably required to cause the Phase II Project to promptly be Legally Open at their sole cost;

(b)           diligently prosecute the construction of the Phase II Project to completion within the time and in the manner specified in the Construction Timetable, free of Liens (other than Permitted Encumbrances and Permitted Rights of Others and Liens under Section 6.8 of the Loan Agreement) and fully paid for and diligently prosecute causing the Phase II Project to be Legally Open; and

(c)           defend, indemnify and hold the Administrative Agent and/or the Lenders harmless from all losses, costs, liabilities and expenses, including reasonable attorneys’ fees, incurred in connection with such completion and the Phase II Project becoming Legally Open, in each case other than arising as a result of the gross negligence or willful misconduct of the Administrative Agent or a Lender.

If and to the extent that, at any time following the giving such notice, the Completion Guarantors remedy the failures of Borrower to comply with the Construction Obligations or to cause the Phase II Project to be Legally Open in a manner which is acceptable to the Administrative Agent in the exercise of its discretion (including without limitation the funding of any construction over-runs from other sources), and provided that no Default or Event of Default then exists (other than (i) Defaults or Events of Default which arise solely from the failure of Borrower to timely construct the Phase II Project or to construct it in accordance with the Approved Plans and Approved Budget and which, in the determination of the Administrative Agent, have been cured to the extent which is commercially practicable, (ii) Events of Default arising solely from the failure of Borrower to comply with any financial covenant set forth in the Loan Agreement for any past compliance period, provided that Borrower is in compliance with such financial covenant and with all other financial covenants set forth in the Loan Agreement for the then current compliance period, or (iii) other Defaults or Events of Default to the extent that the circumstances giving rise thereto have been cured or otherwise addressed to the satisfaction of the Administrative Agent in its sole and unfettered discretion), then, subject to the terms and conditions of the Loan Agreement, the Administrative Agent and the Lenders shall continue to make Loans and Letters of Credit available to the Borrower for the completion of the Phase II Project.

4.3           If Completion Guarantors fail to commence to complete the construction of the Phase II Project or diligently to prosecute such construction to timely completion as provided in Section 4.2 above, then the right of the Administrative Agent to recover under Section 5 shall not be affected or diminished by its exercise of the rights and remedies that may be available to the Administrative Agent under the Loan Agreement and the other Loan Documents, at law or in equity, including:

(a)           Administrative Agent may, at the Administrative Agent’s option, enter the Phase II Project Property to complete construction of the Phase II Project (either itself or through any agent, contractor or subcontractor of its selection), which option of the Administrative Agent shall be exercisable whether or not the Administrative Agent elects to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral.

(b)           The Administrative Agent, at its option and in accordance with the Loan Agreement and the other Loan Documents, shall have the right, but shall have no obligation, to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral, exercisable whether or not the Administrative Agent elects to undertake to complete the construction of the Phase II Project.

(c)           If the Administrative Agent elects to undertake to complete the construction of the Phase II Project, and whether or not the Administrative Agent elects to proceed judicially or non-judicially to foreclose on all or any portion of the Collateral, the Administrative Agent shall have the right to recover damages from Completion Guarantors in an amount equal to the sum of:

(i)            The costs reasonably incurred or reasonably estimated to be incurred by the Administrative Agent to complete the construction of the Phase II Project, provided that with respect to damages recovered for costs estimated to be incurred by the Administrative Agent, such funds shall be used for no purpose other than the construction of the Phase II Project (the “Cost to Complete”) and provided further that should the total actual costs incurred by the Administrative Agent to complete the construction of the Phase II Project be less than the Cost to Complete, the amount by which the Cost to Complete recovered by the Administrative Agent exceeds such actual construction costs shall be remitted to Completion Guarantors; plus

(ii)           All unreimbursed costs and expenses, including attorneys’ fees, reasonably incurred by the Administrative Agent in protecting and preserving the Phase II Project and enforcing or defending the interests of the Lenders under this Completion Guaranty (the “Unreimbursed Expenses”).

(d)           In any action or proceeding by the Administrative Agent to recover damages from Completion Guarantors, the Administrative Agent may exercise any and all remedies available under applicable Law.

4.4           The parties recognize that the choice of remedies by the Administrative Agent will necessarily and properly be a matter of business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by the Administrative Agent at the lowest cost to either the Borrower or the Completion Guarantors.  In recognition of the foregoing, to the fullest extent permitted by Law, each Completion Guarantor agrees that it shall not assert, and each Completion Guarantor hereby waives, any and all claims against the Administrative Agent, the Lenders and the other Creditors that any exercise of remedies or any election of remedies thereby has resulted (a) in actual or  general damages to the Borrower, the Completion Guarantors or any Party as a result of the simple negligence of the Administrative Agent, the Lenders or any Creditor, or (b) in special, indirect, consequential, exemplary or punitive damages (as opposed to actual or general damages) except to the extent arising out any such action taken thereby in bad faith or constituting willful misconduct or gross negligence on the part of the Administrative Agent, the Lenders or any Creditor.  In any event, any claim of the Completion Guarantors, or either of them alleging damages to the Borrower, the Completion Guarantors or any other Person, shall not be asserted as a defense to payment under this Completion Guaranty or as a set-off or basis for any claim of failure to mitigate damages in any action or proceeding arising from this Completion Guaranty, but shall instead be asserted in a separate action or actions against the Administrative Agent or other relevant party.

5.             Commencement of Lawsuit by Administrative Agent; Measure of Damages.  At any time after the occurrence of an Event of Default under this Completion Guaranty, Administrative Agent, on behalf of the Lenders, may commence a lawsuit against Completion Guarantors or either of them to compel Completion Guarantors or either of them to perform their respective obligations under this Completion Guaranty and/or to recover damages under this Completion Guaranty.  The Lenders’ damages under this Completion Guaranty shall include, without duplication: (a) the costs of completing the Phase II Project and/or correcting any construction defects, (b) damages arising from any delay in completing the Phase II Project, including interest, taxes and insurance premiums, and (c) the Unreimbursed Expenses.  Administrative Agent need not perform any work on the Phase II Project before commencing such a lawsuit.  EACH COMPLETION GUARANTOR EXPRESSLY ACKNOWLEDGES THAT THE MEASURE OF THE LENDERS’ DAMAGES FOR BREACH OF THIS COMPLETION GUARANTY SHALL BE BASED ON THE COSTS OF COMPLETING THE PHASE II PROJECT, NOT THE EXTENT TO WHICH COMPLETING THE PHASE II PROJECT WOULD INCREASE THE VALUE OF THE PHASE II PROJECT PROPERTY.

6.             Relationship to Other Agreements.  Nothing herein shall in any way modify or limit the effect of terms or conditions set forth in any other document, instrument or agreement executed by Completion Guarantors or in connection with obligations guarantied hereby, but each and every term and condition hereof shall be in addition thereto.  All provisions contained in the Loan Agreement that apply to Loan Documents generally are fully applicable to this Completion Guaranty and are incorporated herein by this reference.

7.             Subordination of Indebtedness of Borrower to Completion Guarantors.  Each Completion Guarantor agrees that:

(a)           Any indebtedness of Borrower now or hereafter owed to Completion Guarantors or either of them hereby is subordinated to the obligations guarantied hereby.

(b)           If Administrative Agent so requests, upon the occurrence and during the continuance of any Event of Default, any such indebtedness of Borrower now or hereafter owed to Completion Guarantors, or any of them, shall be collected, enforced and received by the applicable Completion Guarantor as trustee for Lenders and shall be paid over to the Administrative Agent for the benefit of Lenders in kind on account of the obligations guarantied hereby, and shall be applied by the Administrative Agent to construction of the Phase II Project.

(c)           Should Completion Guarantors fail to collect or enforce any such indebtedness of Borrower now or hereafter owed to Completion Guarantors or any of them and pay the proceeds thereof to the Administrative Agent for the benefit of Lenders in accordance with Section 7(b) hereof, Administrative Agent as Completion Guarantors’ attorney-in-fact may do such acts and sign such documents in the applicable Completion Guarantor’s name as Administrative Agent considers necessary or desirable to effect such collection, enforcement and/or payment.

8.             Statutes of Limitations and Other Laws.  Until the obligations guarantied hereby shall have been paid and performed in full, all the rights, privileges, powers and remedies granted to the Administrative Agent and the Lenders hereunder shall continue to exist and may be exercised by Administrative Agent for the benefit of the Lenders at any time and from time to time irrespective of the fact that any of the  obligations guarantied hereby may have become barred by any statute of limitations.  Completion Guarantors expressly waive, to the fullest extent permitted by law, the benefit of any and all statutes of limitation, and any and all Laws providing for exemption of property from execution or for evaluation and appraisal upon foreclosure, to the maximum extent permitted by applicable Laws.

9.             Waivers and Consents.  Completion Guarantors acknowledge that the obligations undertaken herein involve the Completion Guaranty of obligations of Persons other than Completion Guarantors and, in full recognition of that fact, consents and agrees, to the fullest extent permitted by law, that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) supplement, modify, amend, extend, renew, accelerate or otherwise change the time for payment or the terms of the obligations guarantied hereby or any part thereof (other than Article 7 of the Loan Agreement), including any increase or decrease of the rate(s) of interest thereon; (b) supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the obligations guarantied hereby or any part thereof, or any of the Loan Documents to which Completion Guarantors are not a party or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the obligations guarantied hereby or any part thereof; (d) accept partial payments on the obligations guarantied hereby; (e) receive and hold additional security or guaranties for the obligations guarantied hereby or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer and/or enforce any security, and apply any security and direct the order or manner of sale thereof as Administrative Agent and the Lenders in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the obligations guarantied hereby or any part thereof; (h) settle, release on terms satisfactory to Lenders or by operation of applicable Laws or otherwise liquidate or enforce any obligations guarantied hereby and any security therefor in any manner, (i) consent to the transfer of any security and bid and purchase at any sale; and/or (j) consent to the merger, change or any other restructuring or termination of the existence of Borrower, any Member thereof, any Completion Guarantor or any other Person, and correspondingly restructure the obligations guarantied hereby, and any such merger, change, restructuring or termination shall not affect the liability of Completion Guarantors or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations guarantied hereby.

Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, for the benefit of the Lenders, may enforce this Completion Guaranty independently as to each Completion Guarantor and independently of any other remedy or security Lenders at any time may have or hold in connection with the  obligations guarantied hereby.  Each Completion Guarantor expressly waives any right to require Administrative Agent or the Lenders to marshal assets in favor of Borrower or any other Person, and agrees that Lenders may proceed against Borrower or any other Person, or upon or against any security or remedy, before proceeding to enforce this  Completion Guaranty, in such order as they shall determine their sole and absolute discretion.  Administrative Agent, for the benefit of Lenders, may file a separate action or actions against Borrower or any one or more Completion Guarantors without respect to whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Completion Guarantor agrees that Lenders and Borrower and any Affiliates of Borrower may deal with each other in connection with the obligations guarantied hereby or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the security of this Completion Guaranty.  The rights of Administrative Agent and  Lenders created or granted herein and the enforceability of this Completion Guaranty with respect to Completion Guarantors at all times shall remain effective to guaranty the performance, and/or payment in full, of each of the obligations guarantied hereby  even though such obligations, or any part thereof, or any security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower or any other Completion Guarantor or surety and whether or not Borrower shall have any personal liability with respect thereto.  Each Completion Guarantor expressly waives, to the fullest extent permitted by law, any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of Borrower respect to the obligations guaranteed hereby, (b) the unenforceability or invalidity of any security or guaranty for the obligations guarantied hereby or the lack of perfection or continuing perfection or failure of priority of any security for the obligations guarantied hereby, (c) the cessation for any cause whatsoever of the liability of Borrower (other than by reason of the full payment and performance of all  obligations guarantied hereby), (d) any failure of Administrative Agent or the Lenders to marshal assets in favor of Borrower or any other Person, (e) except as otherwise provided in this Completion Guaranty, any failure of Administrative Agent or the Lenders to give notice of sale or other disposition of Collateral to Completion Guarantors or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Administrative Agent or the Lender to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any obligations guarantied, including without limitation, any failure Administrative Agent or Lenders to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any obligations guarantied hereby, (g) any act or omission of Administrative Agent or the Lenders or others that directly or indirectly results in or aids the discharge or release of Borrower or the obligations guarantied hereby or any security or guaranty therefor by operation of law or otherwise, (h) any Law which provides that the obligation of a surety or Completion Guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or Completion Guarantor’s obligation in proportion to the principal obligation, (i) any failure of Administrative Agent or Lenders to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Administrative Agent or Lenders, in any bankruptcy proceeding of any Person, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any Lien in favor of Lender for any reason, (o) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any Person, including any discharge of, or bar or stay against collecting, all or any of the obligations guarantied hereby (or any interest thereon) in or as a result of any such proceeding, (p) to the extent permitted in paragraph 40.495(4) of the Nevada Revised Statutes (“NRS”), the benefits of the one-action rule under NRS Section 40.430, or (q) any action taken by Lender that is authorized by this Section or any other provision of any Loan Document.   Each Completion Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the obligations guarantied hereby, and all notices of acceptance of Completion Guaranty or of the existence, creation or incurrence of new or additional obligations to be guarantied hereby.  The Administrative Agent and the Lenders may approve modifications to the Construction Contracts, Construction Budget and/or the Construction Timetable, and may change the terms or conditions of disbursement of the Loan in any manner agreed to by the Borrower.

10.           Condition of Borrower, its Members and its Subsidiaries.  Each Completion Guarantor represents and warrants to the Administrative Agent and the Lenders that such Completion Guarantor has established adequate means of obtaining from Borrower, its Members and its Subsidiaries, if any, on a continuing basis, financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of Borrower, its Members and its Subsidiaries, if any and their respective Properties, and Completion Guarantors now are and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of Borrower, its Members and its Subsidiaries, if any, and their respective Properties.  Each Completion Guarantor hereby expressly waives and relinquishes any duty on the part of Administrative Agent or the Lenders (should any such duty exist) to disclose to Completion Guarantors any matter, fact or thing related to the businesses, operations or condition (financial or otherwise) of Borrower, its Members or its Subsidiaries, if any, or their respective

Properties, whether now known or hereafter known by Administrative Agent or any Lender during the life of this Completion Guaranty.  With respect to any of the obligations guarantied hereby, neither Administrative Agent nor the Lenders need inquire into the powers of Borrower, its Members or any of its Subsidiaries or the officers or employees acting or purporting to act on their behalf, and all obligations guarantied hereby made or created in good faith reliance upon the professed exercise of such powers shall be secured hereby.

11.           Liens on Real Property.  In the event that all or any part of the obligations guarantied hereby at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting Liens on any interests in real Property, each Completion Guarantor authorizes Administrative Agent, for the benefit of Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice (other than notice of foreclosure or sale, which the Administrative Agent shall endeavor, but shall not be obligated, to provide to each Completion Guarantor) or demand and without affecting any obligations guarantied hereby, the enforceability of this Completion Guaranty, or the validity or enforceability of any Liens of Administrative Agent or the Lenders on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.  Each Completion Guarantor expressly waives any defenses to the enforcement of this Completion Guaranty or any rights of the Administrative Agent or the Lenders created or granted hereby or to the recovery by Administrative Agent or the Lenders against Borrower, Completion Guarantors or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale because all or any part of the obligations guarantied hereby are secured by real Property.  This means, among other things:  (1) Administrative Agent, for the benefit of Lenders, may collect from either Completion Guarantor without first foreclosing on any real or personal Property collateral pledged by the Borrower; (2) if the Administrative Agent, for the benefit of Lenders, forecloses on any real Property collateral pledged by the Borrower:  (A) the amount of the obligations guarantied hereby may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (B) the Administrative Agent, for the benefit of Lenders, may collect from either Completion Guarantor even if the Administrative Agent, by foreclosing on the real Property collateral, has destroyed any right Completion Guarantors may have to collect from the Borrower.  This is an unconditional and irrevocable waiver of any rights and defenses Completion Guarantors may have because all or any part of the obligations guarantied hereby are secured by real Property.  Each Completion Guarantor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure §§ 580a, 580b, 580d or 726, or comparable provisions of the Laws of any other jurisdiction, including, without limitation, NRS Section 40.430 and judicial decisions relating thereto, and NRS Sections 40.451, 40.455, 40.457 and 40.459, and all other suretyship defenses it otherwise might or would have under Nevada Law or other applicable Law.

12.           Standstill of Rights of Subrogation.  Notwithstanding anything to the contrary elsewhere contained herein or in any other Loan Document to which either Completion Guarantor is a Party, for as long as the this Agreement remains in effect, each Completion Guarantor hereby expressly agrees with respect to Borrower and its successors and assigns (including any surety) and any other Person which is directly or indirectly a creditor of Borrower or any surety for Borrower, to forbear exercising any and all rights at Law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to setoff or to any other rights that could accrue to a surety against a principal, to a Completion Guarantor against a maker or obligor, to an accommodation party against the party accommodated, or to a holder or transferee against a maker, and which either Completion Guarantor may have or hereafter acquire against Borrower or any other such Person in connection with or as a result of Completion Guarantor’s execution, delivery and/or performance of this Completion Guaranty or any other Loan Document to which either Completion Guarantor is a party.  Each Completion Guarantor agrees, for as long as this Agreement remains in effect, that it shall not assert any such rights against Borrower or its successors and assigns or any other Person (including any surety) which is directly or indirectly a creditor of Borrower or any surety for Borrower, either directly or as an attempted setoff to any action commenced against that Completion Guarantor by Borrower (whether as borrower or in any other capacity), Administrative Agent, any Lender or any other such Person.  Notwithstanding the foregoing provisions of this Section, it is agreed that for so long as no Event of Default has been asserted by the Administrative Agent and the Lenders, and has not thereafter been waived by them in writing, any of the Parties to this Agreement may exercise and assert any rights which they have against the other Parties to this Agreement (but not against the Borrower), but that upon the occurrence and during the continuance of any Event of Default, they shall cease or stay the exercise or assertion of any such rights or claims unless the Administrative Agent otherwise consents in writing, the Obligations are fully repaid, or such Event of Default has been cured or waived in writing. Each Completion Guarantor hereby acknowledges and agrees that this forbearance and standstill agreement is intended to benefit Borrower, Administrative Agent and Lenders and shall not limit or otherwise affect Completion Guarantors’ liability hereunder, under any other Loan Document to which either Completion Guarantor is a party, or the enforceability hereof or thereof.

13.           Understandings With Respect to Waivers and Consents.   Each Completion Guarantor warrants and agrees that each of the waivers and consents set forth herein are made with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which such Completion Guarantor otherwise may have against Borrower, Administrative Agent, any Lender or others, or against any Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or Law.  Each Completion Guarantor acknowledges that it has either consulted with legal counsel regarding the effect of this Completion Guaranty and the waivers and consents set forth herein, or has made an informed decision not to do so.  If this Completion Guaranty or any of the waivers or consents herein are determined to be unenforceable under or in violation of applicable Law, this Completion Guaranty and such waivers and consents shall be effective to the maximum extent permitted by Law.

14.           Completion Guaranty to be Absolute.  Completion Guarantors expressly agree, to the fullest extent permitted by law, that until each and every term, covenant and condition of this Completion Guaranty is fully performed by the Completion Guarantors, the Completion Guarantors shall not be released by or because of:

(a)           Any act or event which might otherwise discharge, reduce, limit or modify Completion Guarantors’ obligations under this Completion Guaranty;

(b)           Any waiver, extension, modification, forbearance, delay or other act or omission of the Administrative Agent or the Lenders, or any failure to proceed promptly or otherwise as against Borrower, Completion Guarantor or any security;

(c)           Any action, omission or circumstance which might increase the likelihood that Completion Guarantors may be called upon to perform under this Completion Guaranty or which might affect the rights or remedies of Completion Guarantors as against Borrower; or

(d)           Any dealings occurring at any time between Borrower, the Administrative Agent or any Lender, whether relating to the Loans or otherwise.

Completion Guarantors hereby expressly waive and surrender any defense to its liability under this Completion Guaranty based upon any of the foregoing acts, omissions, agreements, waivers or matters. It is the purpose and intent of this Completion Guaranty that the obligations of Completion Guarantor under it shall be absolute and unconditional under any and all circumstances.

15.           Financial Information.  Station agrees that it shall keep true and correct financial books and records, using generally accepted accounting principles consistently applied.  Station shall provide to the Administrative Agent, for the benefit of  Lenders such financial statements and other information respecting Station as is required under Section 8.1 of the Loan Agreement and such other information concerning its affairs and properties as the Administrative Agent or any Lender may reasonably request.  Any confidential information of Station so furnished shall be subject to the provisions of Section 12.14 of the Loan Agreement.

16.           Completion Guarantor’s Representations and Warranties.  Each Completion Guarantor represents and warrants as to itself that:

(a)           All financial statements and other financial information furnished or to be furnished to the Administrative Agent or the Lenders by such Completion Guarantor are or will be true and correct and do or will fairly represent the financial condition of such Completion Guarantor as of the dates and for the periods covered thereby;

(b)           All such financial statements were or will be prepared in accordance with Generally Accepted Accounting Principles, consistently applied;

(c)           There has been no material adverse change in such Completion Guarantor’s financial condition since the dates of the statements most recently furnished to the Administrative Agent for the benefit of  Lenders prior to the date hereof; and

(d)           The performance of this Completion Guaranty will not violate any indenture, credit agreement or other material agreement to which such Completion Guarantor is a party.

17.           Events of Default.  The Administrative Agent may declare Completion Guarantors to be in default under this Completion Guaranty upon the occurrence of any of the following events (“Events of Default”):

(a)           The Completion Guarantors fail to perform any of their obligations under this Completion Guaranty within five Business Days after written demand therefor by the Administrative Agent; or

(b)           Any Completion Guarantor revokes this Completion Guaranty or disputes the validity hereof or this Completion Guaranty becomes ineffective for any reason; or

(c)           Any representation or warranty made or given by any Completion Guarantor in any Loan Document proves to be false or misleading in any material respect; or

(d)           Any Completion Guarantor becomes insolvent or the subject of any case or proceeding, voluntary or involuntary, under the Bankruptcy Code or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors and, in the case of an involuntary case or proceeding, the same continues undismissed or unstayed for ninety (90) calendar days provided that if such event may constitute an Event of Default under Section 10.1(r) of the Loan Agreement, then such event shall not constitute an Event of Default hereunder unless and until it constitutes an Event of Default under said Section 10.1(r); or

(e)           Any Completion Guarantor dissolves or liquidates.

18.           Authorization; No Violation.  Each Completion Guarantor represents and warrants as to itself that:

(a)           It is authorized to execute, deliver and perform under this Completion Guaranty, which is a valid and binding obligation of such Completion Guarantor enforceable against such Completion Guarantor in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion;

(b)           No provision or obligation of Completion Guarantors contained in this Completion Guaranty violates any Requirement of Law applicable to Completion Guarantors; and

(c)           No such provision or obligation conflicts with, or constitutes a breach or default under, any agreement to which any Completion Guarantor is a party.

19.           Additional and Independent Obligations.  Completion Guarantors’ obligations under this Completion Guaranty are in addition to its obligations under any other existing or future guaranties given in connection with the Loan Agreement, and they shall remain in full force and effect until (a) they are performed in full or (b) they terminate in accordance with the terms hereof.  Completion Guarantors’ obligations under this Completion Guaranty are independent of those of Borrower under the other Loan Documents.  The Administrative Agent may bring a separate action, or commence a separate reference or arbitration proceeding against either Completion Guarantor without first proceeding against Borrower or any other Completion Guarantor, any other person or any security that the Administrative Agent or the Lenders may hold, and without pursuing any other remedy.  The rights of the Administrative Agent and the Lenders under this Completion Guaranty shall not be exhausted by any action by the Administrative Agent or any Lender until the earlier of (a) the Completion Guaranty Termination Date, or (b) the date upon which Obligations under the Loan Agreement have been paid and performed in full.

20.           No Waiver; Consents; Cumulative Remedies.  Each waiver by the Administrative Agent and the Lenders must be in writing, and no waiver shall be construed as a continuing waiver.  No waiver shall be implied from the Administrative Agent’s or any Lender’s delay in exercising or failure to exercise any right or remedy against Borrower, either Completion Guarantor or any security.  Consent by the Administrative Agent or any Lender to any act or omission by Borrower or any Completion Guarantor shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for their consent to be obtained in any future or other instance.  All remedies of the Administrative Agent and the Lenders against Borrower and Completion Guarantor are cumulative.

21.           Release; Termination.  This Completion Guaranty shall automatically terminate upon the date (the “Completion Guaranty Termination Date”) upon which both (y) the Phase II Project is Physically Complete and Legally Open (as described in Section 1) and the Borrower has given notice (the “Completion Notice”) to the Administrative Agent of that fact in a writing making reference to this Completion Guaranty and this Section, and (z) the Completion Guarantors have made any payments required under this Completion Guaranty which the Administrative Agent has requested within 10 Business Days following the date of such Completion Notice.  Absent such termination, Completion Guarantors shall not be released from their respective obligations under this Completion Guaranty except by a writing signed by the Administrative Agent with the consent of such percentage of the Lenders as is required under the Loan Agreement or upon delivery and acceptance by the Administrative Agent and of the Completion Certificates specified in Section 7.12 of the Loan Agreement.  Following the Completion Guaranty Termination Date, the Administrative Agent shall confirm the termination and release of this Agreement in writing promptly following the request of any Completion Guarantor.

22.           Successors and Assigns; Participations.  The terms of this Completion Guaranty shall bind and benefit the legal representatives, successors and assigns of the Administrative Agent, the Lenders and the Completion Guarantors; provided, however, that neither Completion Guarantor may assign this Completion Guaranty, or assign or delegate any of its rights or obligations under this Completion Guaranty, without the prior written consent of the Administrative Agent in each instance.  The Lenders may sell or assign participations or other interests in the Loans and this Completion Guaranty, in accordance with Section 12.8 of the Loan Agreement.  Also without notice to or the consent of Completion Guarantors, the Administrative Agent and the Lenders may disclose any and all information in their possession concerning Completion Guarantors, this Completion Guaranty and any security for this Completion Guaranty to any actual or prospective purchaser of any securities issued or to be issued by Lenders, and to any actual or prospective purchaser or assignee of any participation or other interest in the Loan Documents, all in accordance with Section 12.14 of the Loan Agreement.

23.           Governing Law.  This Completion Guaranty shall be governed by, and construed in accordance with, the local Laws of the State of California.

24.           Costs and Expenses.  If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Completion Guaranty, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys’ fees (including reasonably allocated costs for services of in-house counsel) in the action or proceeding, in addition to costs and expenses otherwise allowed by Law.  In all other situations, including any Insolvency Proceeding,  Completion Guarantors jointly and severally agree to pay all of the Administrative Agent’s and the Lenders’ reasonable costs and expenses, including attorneys’ fees (including reasonably allocated costs for services of their respective in-house counsel without duplication) which may be incurred in any effort to collect or enforce this Completion Guaranty.  From the time(s) demanded until paid in full, all sums shall bear interest at the Default Rate.

25.           Integration; Modifications.  This Completion Guaranty (a) integrates all the terms and conditions mentioned in or incidental to this Completion Guaranty, (b) supersedes all oral negotiations and prior writings with respect to its subject matter, and (c) is intended by Completion Guarantors, the Administrative Agent and the Lenders as the final expression of the agreement with respect to the terms and conditions set forth in this Completion Guaranty and as the complete and exclusive statement of the terms agreed to by Completion Guarantor, the Administrative Agent and the Lenders.  No representation, understanding, promise or condition shall be enforceable against any party unless it is contained in this Completion Guaranty.

26.           Waiver of Right to Trial by Jury.  EACH PARTY TO THIS COMPLETION GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THIS COMPLETION GUARANTY, THE LOAN AGREEMENT AND ANY  OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS COMPLETION GUARANTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

27.           Notices.  Notices hereunder shall be in writing and shall be delivered in the manner prescribed for notices in the Loan Agreement.

28.           Miscellaneous.  The illegality or unenforceability of one or more provisions of this Completion Guaranty shall not affect any other provision.

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IN WITNESS WHEREOF, Completion Guarantors have executed this Completion Guaranty as of the date first written above by their respective duly authorized officers.

“Completion Guarantors”

STATION CASINOS, INC.

By:	/s/ Glenn C. Christenson
Name:	Glenn C. Christenson
Title:	Executive Vice President
Address:
2411 West Sahara Avenue
Las Vegas, Nevada 89102
Attn:	Glenn C. Christenson
Executive Vice President
Telecopier:	(702) 367-2424
Telephone:	(702) 367-2484

GCR GAMING, LLC, a Nevada limited liability company

By:	/s/ Brian L. Greenspun
Name:	Brian L. Greenspun
Title:	Manager
Address:
GCR Gaming, LLC
c/o Phil Peckman
901 North Green Valley Parkway
Suite 200
Henderson, Nevada 89014
Telephone:	702 458 8855
Telecopier:	702 259 4146

GV RANCH STATION, INC. a Nevada corporation

By:	/s/ Glenn C. Christenson
Name:	Glenn C. Christenson
Title:	Senior Vice President and Treasurer
Address:

c/o Station Casinos, Inc.
2411 West Sahara Avenue
Las Vegas, Nevada 89102
Attn:	Glenn C. Christenson
Executive Vice President
Telecopier:	(702) 367-2424
Telephone:	(702) 367-2484

Accepted:

BANK OF AMERICA, N.A. as
Administrative Agent for the benefit
of the Lenders

By:	/s/ Donna Kimbrough
Name:	Donna Kimbrough
Title:	Assistant Vice President

Bank of America, N.A.
Mail Code: TX1-492-14-11
Bank of America Plaza
901 Main Street
Dallas, TX 75202-3714
Attn:	Donna Kimbrough
Assistant Vice President
Telecopier:	(214) 290-9436
Telephone:	(214) 209-1569